Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of ZW Data Action Technologies Inc. (“the Company”) on Form S-8 of our report dated April 17, 2023, with respect to our audits of the consolidated financial statements of the Company as at December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, which report is included in the Annual Report on Form 10-K (File No. 001-34647, filed with the SEC on April 17, 2023) of the Company for the year ended December 31, 2022.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

January 23, 2024